Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 21, 2014 on the financial statements and financial highlights of the Touchstone Variable Series Trust, in Post-Effective Amendment Number 38 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 33-76566), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 22, 2014